News Release

EXHIBIT 99.2

FOR RELEASE:	INVESTOR CONTACT:
Date May 9, 2016	Gerry Gould, VP-Investor Relations
Time 5:00 pm Eastern	(781) 356-9402
gerry.gould@haemonetics.com

MEDIA CONTACT:
Sandra Jesse, Executive VP
(781) 356-9253
sandra.jesse@haemonetics.com

Haemonetics Corporation Announces Christopher Simon as President and Chief Executive Officer

Braintree, MA, May 9, 2016 – Haemonetics Corporation (NYSE: HAE) a global healthcare company dedicated to providing innovative solutions to our customers, today, announced the appointment of Christopher Simon as President and Chief Executive Officer of the Company. Chris, who currently serves as a Senior Partner of McKinsey & Company where he leads the Global Medical Products Practice, will assume his duties on May 16, 2016.

“With over twenty years of experience consulting in the medical device and pharmaceutical industries, Chris has a proven track record of helping businesses transform and grow,” the Haemonetics Board of Directors said in a statement. “Under Chris’ leadership, we are confident that the Company will grow and innovate to serve our customers worldwide.”

Chris will succeed Ronald Gelbman, who had been serving as interim Chief Executive Officer since September of 2015. Gelbman will continue to serve as a member of the Haemonetics Board of Directors.

“Haemonetics has such a well-earned reputation in plasma collection, donor centers and hospitals, and I am honored to have been chosen to lead this Company,” Simon said. “I look forward to advancing the strategic plan developed with the Haemonetics leadership team and Board of Directors to drive Haemonetics towards a bright future.”

Simon has been the Lead Partner for McKinsey & Company’s current strategy review with Haemonetics providing him with insight into the current state of the business as well as the strategies for the future of Haemonetics. He has been with McKinsey & Company since 1993, prior to that, he served in commercial roles with Baxter Healthcare Corporation.

He holds a Bachelor of Science in Economics from The Wharton School at The University of Pennsylvania and an MBA from Harvard Business School.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood and plasma collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

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